Exhibit 99.2

Infinity Pharmaceuticals Presents New MARIO-1 Phase 1/1b Clinical Data at The Society
for Immunotherapy of Cancer (SITC) 35th Anniversary Annual Meeting

– Data from melanoma and SCCHN cohorts demonstrate eganelisib was well tolerated in combination with Opdivo® –

–Translational data supports on-mechanism immune modulation –

– Clinical activity in patients with two or fewer prior lines of therapy validates Infinity’s clinical strategy advancing eganelisib to earlier treatment settings –

CAMBRIDGE, Mass., November 9, 2020 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced the presentation of data from the melanoma and squamous cell carcinoma of the head and neck (SCCHN) cohorts from the MARIO-1 clinical trial at the SITC. MARIO-1 is the Company’s ongoing Phase 1/1b evaluating eganelisib as a monotherapy and in combination with Opdivo® (nivolumab) in patients with solid tumors in collaboration with BMS.

The data presented from the melanoma and SCCHN cohorts of MARIO-1, both which were designed to isolate the clinical benefit of eganelisib by examining clinical activity in patients not expected to benefit from checkpoint inhibitors due to progression on a checkpoint inhibitor as the immediate prior therapy, demonstrate that eganelisib was well tolerated and active, and suggest that greater clinical benefit is achieved in patients who received two or fewer prior lines of therapy.

“These data from the melanoma and SCCHN cohorts of MARIO-1 provide important validation of our mechanism and overall clinical strategy,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “In addition to establishing a favorable safety profile, we see on-mechanism activity of eganelisib with translational data that show decreased immune suppression as measured by MDSCs as well as increased immune activation during eganelisib treatment. Across these cohorts, we are encouraged by the disease control rate in patients with immediate prior progression on a checkpoint inhibitor, with higher response rates in patients who have received two or fewer prior lines of therapy. These results leave us increasingly confident in our clinical strategy to move eganelisib to earlier treatment settings in our ongoing studies: to the second line in MARIO-275, and to the front-line setting in MARIO-3. Taken together, we are encouraged by these results which suggest eganelisib has the potential to provide meaningful clinical benefits across diverse solid tumors as a first-in-class modulator of immune activity.”
Key presentation highlights:
Poster presentation titled, “Updated clinical data from the melanoma expansion cohort of an ongoing Ph1/1bStudy of eganelisib (formerly IPI-549) in combination with nivolumab” presented by Michael Postow, M.D., Chief, Melanoma Service, Memorial Sloan Kettering Cancer Center
•Combination treatment with eganelisib and nivolumab was generally well tolerated and associated with a favorable safety profile
•Eganelisib in combination with nivolumab demonstrates evidence of clinical activity in patients not expected to benefit from checkpoint inhibitor (CPI) monotherapy due to immediate prior progression on a CPI
•Eganelisib in combination with nivolumab achieved a disease control rate (DCR) of 52.6% in 19 patients (10 of 19 patients) and overall response rate (ORR) of 21.1% (4 of 19 patients) in patients with immediate prior progression on CPI therapy and 2 or fewer prior lines of therapies

•Translational data validate the on-mechanism eganelisib effect of decreased immune suppression as measured by MDSC levels, and increased immune activation via T Cell reinvigoration, upregulation of IFN-γ responsive factors including CXCL9, CXCL10 and PD-L1
•Reversal of progressive disease in patients with immediate prior treatment with anti-PD1/PD-L1 therapy was observed
Oral presentation titled, “Updated clinical data from the squamous cell carcinoma of the head and neck (SCCHN) expansion cohort of an ongoing Ph1/1b Study of eganelisib (formerly IPI-549) in combination with nivolumab” presented by Ezra Cohen, M.D., FRCPSC, FASCO, Medical Oncologist Chief, Division of Hematology-Oncology Associate Director, Translational Science, Moores Cancer Center, UC San Diego Health
•Combination treatment with eganelisib and nivolumab was generally well tolerated and associated with a favorable safety profile
•Eganelisib in combination with nivolumab demonstrates evidence of clinical activity in patients not expected to benefit from checkpoint inhibitor (CPI) monotherapy due to immediate prior progression on a CPI
•Eganelisib in combination with nivolumab achieved a disease control rate (DCR) of 45% in 21 patients (9 of 20 evaluable patients) and overall response rate (ORR) of 10% (2 of 20 evaluable patients) in patients with immediate prior progression on CPI therapy and patients with 2 or fewer prior lines of therapy (n=11) had the greatest clinical benefit with a 20% of patients (2 of 10 evaluable patients) achieving a partial response
•Signals of activity in HPV-positive SCCHN tumors were observed with 50% of these patients (n=8) achieving stable disease as compare to 0% of HPV negative patients (n=3)

About Infinity and Eganelisib
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing eganelisib, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of eganelisib plus AB928 (dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating eganelisib as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating eganelisib in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; plans to present data; and the Company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the outcome of the Company’s review of its MARIO-275 clinical trial; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol Myers Squibb.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-775-5956